Exhibit 99.1

N E W S R E L E A S E

Contact: David Higie
Phone: (412) 269-6449
Release: Immediate (March 13, 2012)

BAKER ANNOUNCES 2011 FINANCIAL RESULTS

PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today reported its financial results for the fourth quarter and the full year of 2011.

The information and discussion contained in this news release pertains to Baker’s continuing operations, while the Company’s Form 10-K, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations. Included in continuing operations are the financial results of RBF Consulting, which Baker acquired effective October 1, 2011.

For 2011, Baker reported net income from continuing operations of $16.8 million, or $1.80 per diluted common share, on total contract revenues of $538.4 million. This compares to net income from continuing operations of $14.7 million, or $1.60 per diluted common share, on total contract revenues of $499.4 million in 2010. The eight percent increase in revenues is attributable to $25.3 million of revenues from RBF, as well as increases in other key Transportation segment projects. Transportation segment revenues increased $38.1 million, driven primarily by an increase in work performed on U.S. 290 in Texas, an increase in construction management and inspection services related to roadways for the Marcellus Shale drilling activities in Pennsylvania, and the addition of RBF’s transportation revenues. Federal segment revenues increased slightly compared to 2010, with increases related to the addition of RBF’s Federal revenues and work performed for the U.S. Army Corp of Engineers, which were offset by decreases in work performed for the Company’s unconsolidated joint venture operating in Iraq and work performed on contracts for FEMA.

The increase in net income from continuing operations is attributable primarily to a decrease in the Company’s provision for income taxes resulting from its utilization of foreign tax credits as well as an increase in margins in the Federal segment, which was positively impacted by the net recovery of corporate indirect taxes. Partially offsetting these benefits in the current period were the aforementioned decrease in work performed in Iraq and for FEMA, a decrease in equity income from unconsolidated subsidiaries and an increase in amortization expenses related to recent acquisitions.

Total backlog for continuing operations at December 31, 2011, was $1.59 billion, compared to $1.58 billion at December 31, 2010. Of these totals, $685 million and $570 million, respectively, are considered funded backlog.

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ADD ONE – BAKER 2011 FINANCIAL RESULTS

As of December 31, 2011, the Company had cash and investment balances of approximately $48 million and no long-term debt.

For the fourth quarter of 2011, the Company reported net income from continuing operations of $4.0 million, or $0.43 per diluted common share, on total contract revenues of $156 million, compared with a net loss from continuing operations of $(0.5) million, or $(0.07) per diluted common share, on total contract revenues of $120 million in the fourth quarter of 2010.

The effective income tax rate from continuing operations was 30.0 percent and 39.0 percent for the years ended December 31, 2011 and 2010, respectively.

Commenting on the results, President and Chief Executive Officer Bradley L. Mallory said, “The various headwinds we faced throughout 2011 have not diminished, but neither has our resolve to face them squarely and succeed. We believe these results show what Baker is capable of in spite of difficult circumstances, many of which are beyond our immediate control.”

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,200 employees in over 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

Conference Call

Michael Baker Corporation has scheduled a conference call and webcast for Tuesday, March 13, at 10:00 a.m. EDT, to discuss the fourth quarter and full-year 2011 results. Please call (877) 769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com

Note with respect to Forward-Looking Statements:

The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: the events described in the “Risk Factors” section of the Company’s 2011 Form 10-K; increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”) and/or other U.S. Federal Government Departments and Agencies; changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”) and the American Recovery and Reinvestment Act of 2009; changes in loan relationships or sources of financing; changes in management; changes in information systems; the restatement of financial results; and divestitures and acquisitions. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

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ADD TWO – BAKER FINANCIAL RESULTS FOR FOURTH QUARTER 2011

FINANCIAL SUMMARY
(Unaudited)
Operating Results	For the three months ended December 31,		For the twelve months ended December 31,
(In thousands, except earnings per share)	2011	2010	2011	2010
Revenues	$156,191	$120,363	$538,424	$499,353

Gross profit	26,612	18,677	102,254	99,057

Operating income/(loss)	5,499	(736)	24,158	22,289

Income/(loss) before income taxes and noncontrolling interest	5,680	(655)	24,900	24,692

Net income/(loss) from continuing operations attributable to Michael Baker Corporation	4,005	(520)	16,824	14,678

Income/(loss)from discontinued operations, net of tax	380	(1,038)	480	(2,512)

Net income/(loss) attributable to Michael Baker Corporation	$4,385	$(1,558)	$17,304	$12,166

Earnings/(loss) per share:
Basic-continuing operations	$0.43	$(0.06)	$1.81	$1.64
Diluted-continuing operations	0.43	(0.07)	1.80	1.60
Basic-net income	0.47	(0.18)	1.86	1.36
Diluted-net income	$0.47	$(0.18)	$1.85	$1.33

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ADD THREE – BAKER FINANCIAL RESULTS FOR FOURTH QUARTER 2011

Segment Results (Unaudited)
(In millions)	For the three months ended December 31,		For the twelve months ended December 31,
	2011	2010	2011	2010
Revenues
Transportation	$85.3	$72.5	$314.2	$276.1
Federal	70.9	47.9	224.2	223.3

Total revenues	$156.2	$120.4	$538.4	$499.4

Gross Profit
Transportation	$12.7	$10.2	$53.1	$53.5
Federal	14.8	9.2	50.8	47.2
Corporate	(0.9)	(0.7)	(1.6)	(1.6)

Total gross profit	26.6	18.7	102.3	99.1

Less: SG&A
Transportation	(12.3)	(12.1)	(49.2)	(45.1)
Federal	(8.8)	(7.3)	(28.9)	(31.6)
Corporate	—	—	—	(0.1)

Total SG&A	(21.1)	(19.4)	(78.1)	(76.8)

Total income/(loss) from operations
Transportation	0.4	(1.9)	3.9	8.4
Federal	6.0	1.9	21.9	15.6
Corporate	(0.9)	(0.7)	(1.6)	(1.7)

Total operating income/(loss)	$5.5	$(0.7)	$24.2	$22.3

Backlog
(In millions)	As of December 31
	2011	2010
Funded	$684.6	$569.5
Unfunded	908.6	1,005.6

Total	$1,593.2	$1,575.1

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ADD FOUR – BAKER FINANCIAL RESULTS FOR FOURTH QUARTER 2011

Condensed Balance Sheet (Unaudited)
(In thousands)	As of December 31
	2011	2010
ASSETS
Cash and cash equivalents	$36,050	$77,443
Short term investments and available for sale securities	12,323	9,795
Receivables, net	104,091	73,681
Unbilled revenues on contracts in progress	77,713	58,884
Prepaid expenses and other	16,100	10,400

Total current assets	246,277	230,203

Property, plant and equipment, net	20,903	16,847
Goodwill and other intangible assets, net	104,505	68,010
Other long-term assets	8,189	6,005

Total assets	$379,874	$321,065

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$44,434	$38,918
Accrued compensation and insurance	36,366	32,630
Billings in excess of revenues on contracts in progress	24,064	18,816
Other accrued expenses	27,677	15,865

Total current liabilities	132,541	106,229

Other long-term liabilities	26,704	18,299

Total liabilities	159,245	124,528

Common Stock	10,067	9,718
Additional paid-in capital	66,218	59,637
Retained earnings	148,605	131,301
Accumulated other comprehensive loss	(90)	(80)
Less—Treasury shares	(4,888)	(4,761)

Total Michael Baker Corporation shareholders’ investment	219,912	195,815
Noncontrolling interests	717	722

Total shareholders’ investment	220,629	196,537

Total liabilities & shareholders’ investment	$379,874	$321,065

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